EXHIBIT 99.1

Capital Bank Financial Corp. Supplemental Disclosures
In connection with the proposed settlement of the Garfield Action, as described in the Report to which this Exhibit is attached, Capital Bank Financial has agreed to make these supplemental disclosures to the joint proxy statement/prospectus filed with the Securities and Exchange Commission on March 15, 2016. This supplemental information should be read in conjunction with the joint proxy statement/prospectus, which should be read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. All page references in the information below are to pages in the joint proxy statement/prospectus, and terms used below have the meanings set forth in the joint proxy statement/prospectus, unless otherwise defined below. With the exception of the newly added section titled “The Merger-Financial Forecasts and Projections of Capital Bank Financial”, additional disclosures are underlined and italicized for convenience.
The following disclosure is added to the first bullet on page 20 under the heading “Summary-Interests of CommunityOne’s Directors and Executive Officers in the Merger.”

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Capital Bank Financial will appoint one member of the CommunityOne board of directors selected by Capital Bank Financial, in consultation with CommunityOne, and one designee of Oak Hill to serve on the Capital Bank Financial board. It is currently expected that Robert L Reid, Chief Executive Officer and President of CommunityOne, will serve as the CommunityOne designee and that Scott B. Kaufman, a partner at Oak Hill, will serve as the Oak Hill designee.

The following disclosure is added to the second bullet on page 42 under the heading “Risk Factors-Certain of CommunityOne's directors and executive officers have interests in the merger that may differ from the interests of CommunityOne's shareholders.”

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Capital Bank Financial will appoint one member of the CommunityOne board of directors selected by Capital Bank Financial, in consultation with CommunityOne, and one designee of Oak Hill to serve on the Capital Bank Financial board. It is currently expected that Robert L Reid, Chief Executive Officer and President of CommunityOne, will serve as the CommunityOne designee and that Scott B. Kaufman, a partner at Oak Hill, will serve as the Oak Hill designee.

The following disclosure is added to the last paragraph on page 62 under the heading “The Merger-Background of the Merger.”

On October 8, 2015, the President and CEO and the Chief Financial Officer of Capital Bank Financial met with representatives of the two largest shareholders of CommunityOne, affiliates of Carlyle and affiliates of Oak Hill (each of which owned approximately 23.8% of the outstanding CommunityOne common stock and would potentially continue to be large shareholders of a combined company). At that meeting, the attendees discussed Capital Bank Financial’s business strategy, corporate governance and management, as well as Capital Bank Financial’s objectives for a possible combination of CommunityOne with Capital Bank Financial.

EXHIBIT 99.1

The following disclosure supplements and restates the third bullet on page 67 under the heading “The Merger-Capital Bank Financial's Reasons for the Merger; Recommendation of Capital Bank Financial's Board of Directors.”

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the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value (estimated at the time of the November 22, 2015 meeting to result in a pro forma tangible book value dilution of $0.19 or 1.0% as of September 30, 2015) and regulatory capital levels;

The following disclosure is added as the new sixth bullet on page 68 under the heading “The Merger-Capital Bank Financial's Reasons for the Merger; Recommendation of Capital Bank Financial's Board of Directors.”

•	the one-time transaction costs and expenses to be incurred in connection with the merger, estimated to be approximately $25 million pre-tax as of November 22, 2015;

The following disclosure is added as the new ninth bullet on page 68 under the heading “The Merger-Capital Bank Financial's Reasons for the Merger; Recommendation of Capital Bank Financial's Board of Directors.”

•	the potential cost synergies and savings, estimated as of November 22, 2015 to be $8.5 million in 2016 and $17.0 million in 2017;

The following disclosure is added to the first full paragraph on page 78 under the heading “The Merger-Opinion of Evercore Group LLC.”

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Capital Bank Financial, CommunityOne or any of their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments. As of November 24, 2015, the date Evercore rendered its fairness opinion to the Capital Bank Financial board, Evercore did not hold any securities, or related derivative securities, or financial instruments of Capital Bank Financial, Community One or their respective affiliates, for its own account.

The following disclosure is added as a new section titled “The Merger-Financial Forecasts and Projections of Capital Bank Financial” following the section titled “The Merger-Opinion of Evercore Group LLC.”

Financial Forecasts and Projections of Capital Bank Financial
Neither Capital Bank Financial nor CommunityOne as a matter of course publicly disclose internal management budgets, forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with rendering its opinion and performing its related financial analysis, Evercore requested, and Capital Bank Financial’s management furnished Evercore with, certain non-public projected financial data relating to Capital Bank Financial and CommunityOne prepared by Capital Bank Financial’s management.

EXHIBIT 99.1

Set forth below is a summary of certain financial forecasts and projections for 2016 through 2020 that were provided by Capital Bank Financial’s management to Evercore. The financial forecasts and projections for 2021 set forth below were prepared by Evercore, and were based on Capital Bank Financial’s management’s 2016 through 2020 forecasts and projections. Capital Bank Financial management approved the 2021 forecasts and projections set forth below.

	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20	12/31/21
CommunityOne Net Income(1):	$13.0	$15.2	$16.8	$18.4	$20.3	$22.3
Capital Bank Net Income(1):	$66.1	$76.0	$83.6	$92.0	$101.1	$111.2

Note: $ in millions

(1)	Includes 1.00% opportunity cost of cash.
These financial forecasts and projections cannot be considered to necessarily be predictive of actual future operating results, and no assurance can be given regarding future events. The financial forecasts and projections represent Capital Bank Financial’s independent forecasts and projections and evaluation of Capital Bank Financial’s and CommunityOne’s future financial performances, without input from CommunityOne. The 2016 through 2020 forecasts and projections of net income for CommunityOne and Capital Bank Financial were based on publicly available Wall Street research analysts’ consensus estimates for 2016, as of November 20, 2015, and were projected to grow at 10% thereafter. The 2021 financial forecasts and projections apply the same growth rate. Capital Bank Financial’s management team did not assume responsibility for independent verification of, and did not independently verify, the publicly available consensus estimates. In addition, the financial forecasts and projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements and were not necessarily prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In light of the foregoing, and considering that the Capital Bank Financial special meeting will be held several months after the financial forecasts and projections were prepared, as well as the uncertainties inherent in any financial forecasts and projections, shareholders of Capital Bank Financial and CommunityOne are cautioned not to rely on these financial forecasts and projections as a predictor of future operating results or otherwise.
The estimates and assumptions underlying the financial forecasts and projections involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory risks and uncertainties, including those risk factors detailed in the sections of this joint proxy statement/prospectus entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Capital Bank Financial, CommunityOne and Evercore. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.
Actual results could vary materially from those presented in the financial forecasts and projections, and actual value or future results could be significantly more or less favorable than what is suggested by the forecasts and projections. The inclusion of these financial forecasts and projections should not be interpreted as an indication that Capital Bank Financial, CommunityOne or Evercore considers this information as necessarily predictive of actual future results, and this information should not be relied on

EXHIBIT 99.1

for that purpose. Neither Capital Bank Financial’s auditors, nor CommunityOne’s auditors, nor any other independent registered public accounting firm, examined, compiled or performed any procedures with respect to these forecasts or projections. Nor have Capital Bank Financial’s auditors, CommunityOne’s auditors, any other independent registered public accounting firm, or Evercore expressed any opinion or any other form of assurance on this information or its achievability.
Neither Capital Bank Financial nor CommunityOne intends to disclose publicly any update or other revision to these forecasts or projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

The following disclosure supplements and restates the paragraph on page 95 under the heading “The Merger-Interests of CommunityOne's Directors and Executive Officers in the Merger-Appointment of CommunityOne Directors.”

Capital Bank Financial will take all appropriate action so that, as of the effective time, the number of directors constituting the board of directors of Capital Bank Financial will be increased in size by two, and Capital Bank Financial will appoint one member of the CommunityOne board of directors selected by Capital Bank Financial, in consultation with CommunityOne, to fill one of the resulting vacancies and one designee of Oak Hill to fill the other vacancy. It is currently expected that Robert L. Reid, Chief Executive Officer and President of CommunityOne, will serve as the CommunityOne designee and that Scott B. Kaufman, a partner at Oak Hill, will serve as the Oak Hill designee. These two individuals will serve in such roles subject to the policies of Capital Bank Financial generally applicable to its board of directors. Apart from the addition of these two individuals, the individuals holding positions as directors and officers of Capital Bank Financial immediately prior to the effective time will be the directors and officers of the surviving corporation.

The following disclosure is added to the second paragraph on page 101 under the heading “The Merger-Investor Letter Agreements-Capital Bank Financial Investor Letter Agreements.”

Pursuant to the Capital Bank Financial investor letter agreements, each of Oak Hill and Carlyle have agreed, subject to certain exceptions, to vote two-thirds of their shares of CommunityOne common stock in favor of the merger and against alternative transactions and generally prohibit such shareholders from transferring their shares of CommunityOne common stock prior to the termination of the support agreements or the date CommunityOne obtains approval of the merger at the CommunityOne special meeting. The support agreements terminate upon the termination of the merger agreement in accordance with its terms. As of the date of the merger agreement and the record date, Carlyle and Oak Hill each owned approximately 23.8% of the outstanding shares of CommunityOne common stock. Immediately following the completion of the merger, it is estimated that Carlyle and Oak Hill will collectively own approximately 14% of the outstanding shares of Capital Bank Financial Class A common stock. Such estimated ownership is an estimate and subject to change based on a variety of factors, including Carlyle and Oak Hill's decision with respect to the election and the proration procedures.